Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP 401 UNION STREET - SUITE 3300 SEATTLE, WA 98101 +1 206 839 4300 orrick.com

December 30, 2025

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

Re: Microsoft Post-Effective Amendments to Form S-8

Ladies and Gentlemen:

We have acted as counsel for Microsoft Corporation, a Washington corporation (“Microsoft”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of Microsoft’s Post-Effective Amendment No. 3 to Registration Statement No. 333-52852 and Post-Effective Amendment No. 1 to Registration Statement No. 333-221833 (together, the “Post-Effective Amendments”), under the Securities Act of 1933, as amended (the “Securities Act”).

On December 5, 2025, the shareholders of Microsoft approved the Microsoft Corporation 2026 Stock Plan (the “Plan”), which becomes effective on March 1, 2026 (the “Effective Date”). The total number of shares of Microsoft common stock that may be granted under the Plan includes, in addition to 226,000,000 new shares (registered concurrently on a new registration statement on Form S-8), (i) the number of shares available for future awards under the Microsoft Corporation 2017 Stock Plan (the “2017 Plan”) as of the Effective Date and (ii) the number of undelivered shares subject to outstanding awards under the 2017 Plan and the Microsoft Corporation 2001 Stock Plan that again become available for future awards under the Plan on or after the Effective Date, as provided for in the Plan (the shares described in (i) and (ii), the “Prior Plans’ Shares”).

As your legal counsel, we have reviewed the actions proposed to be taken by you to cover the issuance of the Prior Plans’ Shares pursuant to the Plan.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation of Microsoft Corporation, (ii) the Bylaws of Microsoft Corporation, (iii) the Post-Effective Amendments, (iv) the Plan, and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of Microsoft, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.

December 30, 2025 Page 2

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than Microsoft, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Microsoft and others and of public officials.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Prior Plans’ Shares to be issued pursuant to the terms of the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Washington and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP ORRICK, HERRINGTON & SUTCLIFFE LLP